January 7, 2024

Shelley Webb

Shelley:

It is my pleasure to extend you an offer to join me and the team at Aurora as we work together to deliver the benefits of self-driving technology safely, quickly, and broadly. We would like you to join us as a full-time SVP and Chief Legal Officer in our Mountain View office beginning on February 4, 2025. The remainder of this letter, and its attachments, discuss the details of this offer.
Aurora will pay you at a starting rate of $450,000 per year. You will also be eligible for a target annual bonus of 40% of your annualized salary. You will be eligible to participate in a number of fringe benefits sponsored by Aurora, and you will be entitled to paid vacation consistent with Aurora’s vacation policy. You will also be eligible to participate in the Company’s Change in Control and Severance Policy, contingent upon your execution of a participation agreement following the commencement of your full-time employment with Aurora.
If you decide to join the Aurora team, it will also be recommended to Aurora’s Board of Directors (or its Compensation Committee) following your start date that Aurora grant you an award of restricted stock units covering Aurora’s Class A Common Stock (“RSUs”) having a value of $6,000,000. Please refer to Section 4 Equity of Exhibit A attached hereto for how the total number of units awarded is calculated and approved.
The above offer is subject to Aurora’s standard terms and conditions, which are attached to this letter for your review as Exhibit A. Like all Aurora employees, as a condition of your employment you will need to sign Aurora’s standard Proprietary Information and Inventions Agreement (“PIIA”), a copy of which is attached to this letter as Exhibit B. If not accepted, this offer expires at the close of business on January 31, 2025. Your employment is also contingent upon you starting work with Aurora on or before February 4, 2025.
* * * * *

We are excited about the possibility of you joining us on our mission and hope you accept this offer! If you do, please sign and date this letter and the attached PIIA and return them to me via DocuSign.

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043

Very truly yours,

AURORA OPERATIONS, INC.
/s/ Chris Urmson
By: Chris Urmson
Title: Chief Executive Officer

I have read and accept this employment offer, including the terms and conditions attached as Exhibit A.

Signature of Employee
/s/ Shelley Webb
Dated: 1/30/2025

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043

EXHIBIT A

Your offer of employment with Aurora is subject to and includes the following terms and conditions.
1.Outside Business Activities. While you work for Aurora, you will not engage in any other employment, occupation, consulting or other business activity (whether full time or part time) directly related to the business in which Aurora is now involved or becomes involved, nor will you engage in any activities that conflict with your obligations to Aurora. By signing the attached offer letter that incorporates the terms of this Exhibit A, you confirm to Aurora that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Aurora.
2.Cash Compensation.
A.Base Pay. You will be paid in accordance with Aurora’s standard payroll schedule and subject to applicable deductions and withholdings. Your rate of pay will be subject to periodic review and adjustments at Aurora’s sole discretion.
B.Annual Bonus. You will be eligible for a target annual bonus of 40% of your annualized salary which will be adjusted on a prorata basis for hire date and changes to annualized salary and/or target bonus percentage in the preceding calendar year.  Employees must start employment before September 30 to be eligible for the annual bonus for the current plan year. Employees who start employment after September 30 will be eligible for the annual bonus for the next plan year. This bonus is payable at Aurora’s sole discretion, and determined based on a combination of individual and Company success factors.  It will be subject to all applicable deductions and withholdings, and, to the extent permitted by applicable law, you must be employed by Aurora at the time the bonus is paid in order to be eligible to receive it.

3.Employee Benefits. As a regular employee of Aurora, you will be eligible to participate in a number of Aurora-sponsored benefits, as such benefits may be offered from time to time. In addition, you will be entitled to paid vacation in accordance with Aurora’s vacation policy, as in effect from time to time. You will also be eligible to participate in the Company’s Change in Control and Severance Policy, contingent upon your execution of a participation agreement following the commencement of your full-time employment with Aurora.
4.Equity. As described in the offer letter to which this Exhibit A is attached (the “Offer Letter”), if you decide to join Aurora, it will be recommended to Aurora’s Board of Directors (or its Compensation Committee) following your start date that Aurora grant you restricted stock units (“RSUs”). The number of RSUs presented for approval will be determined by dividing the RSU value identified in the Offer Letter by the greater of a) $3.50 per share, or b) the average closing stock price of Aurora’s Class A Common Stock during the twenty-trading-day period ending five business days before the grant date, rounded up to the nearest whole share.

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043

A.Vesting. This equity award (“Equity Award”) will vest based on the passage of your time served to Aurora over approximately four years in accordance with Aurora’s vesting policies (“Vesting Policies”) that are in effect at the time the Equity Award is approved by the Board of Directors or Compensation Committee.
B.Current Vesting Policies. Aurora’s current Vesting Policies, which may be amended from time to time in Aurora’s sole discretion, are as follows:
i.Aurora RSUs will generally vest on 4 specific dates each year: February 20, May 20, August 20 and November 20 (each a “quarterly vesting date”).
ii.Vesting of RSUs is satisfied over a period of 4 years following your Vesting Commencement Date (described below) with a cliff as to 18.75% of shares time-vesting nine months after your Vesting Commencement Date, and 1/16 time-vesting quarterly thereafter, in each case, subject to your continued employment.
iii.If your employment start date is on a quarterly vesting date, or within six weeks after a quarterly vesting date, your Vesting Commencement Date will be the quarterly vesting date preceding your start date (or, if you start on a quarterly vesting date, your Vesting Commencement Date will be on your start date).
iv.If your employment start date is more than six weeks after a quarterly vesting date, your Vesting Commencement Date will be the first quarterly vesting date after your start date.
C.Other Terms. Your Equity Award shall be subject to the terms and conditions of Aurora’s Equity Incentive Plan and Restricted Stock Unit Agreement (as applicable), including vesting requirements. No right to any equity is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
5.Other Conditions of Employment.
A.PIIA. Like all Aurora employees, you will be required to sign Aurora’s standard Proprietary Information and Inventions Agreement (PIIA) prior to starting employment at Aurora. A copy of the PIIA is attached to your offer letter as Exhibit B.
B.Proof of Identity and Work Authorization. As required by law, your employment with Aurora is contingent upon your providing legal proof of your identity and authorization to work in the United States.
C.Background Check. Your offer of employment with Aurora is contingent upon the satisfactory completion of a background check
D.Trade Compliance.
i. Restricted Parties Lists Verification. This offer of employment and your continued employment with Aurora is contingent upon verification that you and, if applicable, your affiliated entity/institution do not appear on any of the Restricted Parties Lists maintained by the United States Government that will prevent Aurora from transacting (including but not

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043

limited to financial transactions) or engaging in certain type of activities with you, directly or indirectly.
ii. Export License Determination. If an export control license is required in connection with your employment, this offer is also contingent upon Aurora’s receipt of the necessary export license and any similar government approvals. Your employment with Aurora will commence following receipt of such export license and governmental approvals and is conditioned upon your (a) maintaining your employment with Aurora, and (b) continued compliance with all conditions and limitations imposed by such license and governmental approvals. If, for any reason, such export license and governmental approvals cannot be obtained within a commercially reasonable time from your date of signature on this offer of employment, with such reasonable time to be determined in Aurora’s sole discretion, then this offer will automatically terminate and have no force and effect. Additionally, should an export license become necessary at any point following the commencement of your employment with Aurora, no export-controlled items, information, and/or code will be released to you until such license and any similar government approvals are obtained. Aurora is not obligated to apply for any export license or other government approval that may be required in connection with your employment, and Aurora cannot guarantee that any such license or similar approvals will be granted, if sought.
6.Employment Relationship. Your employment with Aurora will be for no specific period of time. Your employment with Aurora will be “at will,” meaning that either you or Aurora may terminate your employment at any time and for any reason, or no reason. Any contrary representations that may have been made to you are hereby superseded. This is the full and complete agreement between you and Aurora on this term. Aurora may modify your job duties, title, compensation and benefits, as well as its personnel policies and procedures from time to time as necessary and in its sole discretion. However, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Aurora (other than you).
7.Additional Information About This Offer. Your offer letter, this Exhibit A, and Exhibit B constitute the complete agreement (the “Agreement”) between you and Aurora, contain all of the terms of your employment with Aurora, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and Aurora. Except as provided herein, this Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of Aurora (other than you). Any amendment or modification to this Agreement made by you that is not agreed to in an express written agreement signed by a duly authorized officer of Aurora (other than you) after your request for such amendment or modification will render this Agreement and Aurora’s signature hereto null and void. If one or more provisions in this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable provision(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement, and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with Aurora or any other relationship between you and Aurora (the “Disputes”) will be subject to arbitration as set forth in the PIIA, to the extent permitted by applicable law,

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043

and except as set forth in the PIIA, will be governed by California law, excluding laws relating to conflicts or choice of law. In the event of a Dispute that is not subject to the arbitration provisions set forth in the PIIA, you and Aurora submit to the exclusive personal jurisdiction of the state courts located in Santa Clara County, California, and The United States District Court for the Northern District of California located in San Francisco, California, as applicable, in connection with any Dispute or any claim related to any Dispute.

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043

APPENDIX B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for his employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

aurora.tech
280 N Bernardo Ave • Mountain View • California • 94043